Exhibit 10.11

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made and entered into this 14th day of February, 2007, by and between LightPath Technologies, Inc., a Delaware corporation (the “Company”), and Kenneth Brizel (the “Executive”).

WITNESSETH:

WHEREAS, the Company has granted and may in the future grant to the Executive certain stock options, restricted stock awards, or restricted stock units (the “Executive’s Stock”) for the purpose of providing equity compensation to the Executive and aligning his interests with those of the stockholders of the Company (the “Stockholders”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and the Stockholders to provide for certain rights, including a cash payment and acceleration of the vesting of the Executive’s Stock in the event of a Change of Control (as defined below) in order to align further the interests of the Executive with those of the Stockholders.

NOW THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions. The following terms shall have the meanings set forth below when capitalized in this Agreement:

1.1 “Termination without Cause” shall mean the termination of the Executive’s employment by the Company for any reason that does not constitute a Termination for Cause.

1.2 “Termination for Cause” shall mean the termination of the Executive’s employment by the Company for any of the following reasons (each of which shall constitute “Cause”):

(a)	any intentional act by the Executive of dishonesty, moral turpitude or misappropriation of property, which act has, in the Company’s sole discretion, a materially adverse impact on the business or affairs or reputation of the Company;

(b)	any intentional act by the Executive of fraud or embezzlement;

(c)	the Executive pleads guilty or nolo contendere to, or is convicted of, any felony;

(d)	the failure to carry out directives of the Board, or neglect or failure to perform his duty to provide the Board with accurate information, provided the Executive has not, in the sole discretion of the Board, cured such failure or neglect within thirty (30) days of his receipt of written notice of the Company’s intention to terminate the Executive’s employment for Cause, together with a description of the basis thereof;

(e)	any intentional unauthorized use or disclosure by the Executive of proprietary or other confidential information or trade secrets of the Company;

(f)	any intentional act that constitutes a breach of fiduciary duty or duty of loyalty to the Company or any intentional act that, in the Company’s sole discretion, results or intends to result, either directly or indirectly, in the personal gain or enrichment of the Executive at the expense of the Company;

(g)	any material breach by the Executive of any agreement between the Company and the Executive related to the Executive’s employment, provided the Executive has not, in the Company’s sole discretion, cured such breach within thirty (30) days of his receipt of written notice of the Company’s intention to terminate the Executive’s employment for Cause, together with a description of the basis thereof;

(h)	any other intentional act or misconduct by the Executive which has a materially adverse impact on the business or affairs of the Company, provided the Executive has not, in the Company’s sole discretion, cured such impact within thirty (30) days of the Executive’s receipt of written notice of the Company’s intention to terminate the Executive’s employment for Cause, together with a description of the basis thereof;

(i)	any element of the definition of “Cause” or the equivalent term in an employment agreement by and between the Company and the Executive.

The foregoing definition of Termination for Cause shall not be deemed to be inclusive of all the acts or omissions which the Company may have as grounds for the Executive’s dismissal or discharge. For purposes of this Agreement, a good faith determination and the approval or affirmative vote of a majority of the members of the Board of a for-Cause basis for terminating the Executive’s employment shall be conclusive. As used in this section, the term “Company” includes the Company and its affiliates, successors, and assigns.

1.3 “Termination for Good Reason” shall mean the Executive’s voluntary resignation of his employment with the Company within sixty (60) days following the occurrence of any of the following events, unless the Executive has provided written acknowledgement that such event shall not constitute Good Reason for purposes of this Agreement:

(a)	a material and substantial reduction in the Executive’s responsibilities, authorities or functions as an employee of the Company following a Change of Control (but not including merely a change in title or reporting relationships);

(b)	a reduction of greater than ten percent (10%) of the Executive’s then-current level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs);

(c)	the imposition of business travel requirements following a Change of Control which requirements are substantially more demanding than such travel requirements existing immediately prior to such Change of Control;

(d)	a relocation of the Executive’s assigned office more than fifty (50) miles from its location prior to the Change of Control, if the Company does not pay all relocation expenses including, but not limited to, purchasing the Executive’s home for resale at fair market value;

(e)	any material breach by the Company of any agreement between the Company and the Executive related to the Executive’s employment, provided the Company has not cured such breach within thirty (30) days of receipt of written notice of the Executive’s intention to terminate the his employment with Good Reason, together with a description of the basis thereof;

(f)	any failure by the Company to obtain the assumption or substantially equivalent replacement of any material agreement between the Executive and the Company from any successor or assign of the Company or substantially all of its business;

(g)	any element of the definition of “Good Reason” or the equivalent term in an employment agreement by and between the Company and the Executive.

Notwithstanding any of the foregoing, the Executive must provide the Company with thirty (30) days advance written notice of his intention to terminate his employment for Good Reason and a description of the particular Good Reason basis for such termination. During such thirty (30) day period, the Company may attempt to rescind or correct the matter giving rise to the stated Good Reason. If the Company does not rescind or correct the matter giving rise to the stated Good Reason by the expiration of the thirty (30) day cure period, the Executive’s employment shall terminate with Good Reason upon the expiration of such thirty (30) day cure period. As used in this section, the term “Company” includes the Company and its affiliates, successors, and assigns.

1.4 “Change of Control” shall mean the occurrence any of the following events:

(a)	the dissolution or liquidation of the Company;

(b)	the stockholders of the Company approve an agreement providing for a sale, lease or other disposition of all or substantially all of the assets of the Company and the transactions contemplated by such agreement are consummated;

(c)	a merger or a consolidation in which the Company is not the surviving entity, if the Stockholders immediately prior to such transaction shall fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving entity immediately following such transaction (or if the surviving entity is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled subsidiary of any other entity), or a reverse merger in which the Company is the surviving entity and the Stockholders immediately prior to such transaction fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company immediately following such transaction (or if the Company is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled subsidiary of any other entity) (any such merger, consolidation or reverse merger transactions, a “Merger”). For purposes of this subsection only, any person who acquired securities of the Company prior to and in contemplation of a Merger, and who after such Merger possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving entity immediately following the Merger (or if the Company or the surviving entity is a controlled subsidiary, then of the appropriate entity as determined above) shall not be included in the definition of the term “Stockholder” as it is used in this subsection;

(d)	any person acquires the beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors. For purposes of this subsection, the term “person” includes without limitation any entity or group that is a “person” as defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or as defined in any comparable successor provisions, excluding any employee benefit plan or related trust sponsored or maintained by the Company or a subsidiary or other controlled subsidiary of the Company, and the term “beneficial ownership” is defined as set forth in Rule 13d-3 promulgated under the Exchange Act or under any comparable successor rule; or

(e)	the individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board, except that if the election of or nomination for election by the Stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be deemed for purposes of this subsection to be a member of the Incumbent Board.

Notwithstanding the foregoing, a public offering (including the initial or any subsequent public offering) of the common stock of the Company shall not be considered a Change of Control.

2. Executive’s Rights upon a Change of Control. In the event of a Change of Control, if the Executive’s employment with the Company or its successor ceases by reason of a Termination without Cause or a Termination for Good Reason within one (1) month prior to and no more than thirteen (13) months following the effective date of the Change of Control, then the Executive shall be entitled to certain rights, as follows:

2.1 Provided that the Executive’s Stock is assumed, continued or substituted for any similar stock award in connection with the Change of Control, then, immediately as of the later of the date of the termination of the Executive’s employment or the effective date of the Change of Control (such later date being the “Benefits Date”), all of the Executive’s Stock or any stock options substituted therefore shall vest in full and become fully exercisable to the extent not previously vested or exercisable, and shall continue to be exercisable for the shorter of the following periods: (a) in the case of stock options that are intended to comply with Code Section 422, three (3) months following the termination of the Executive’s employment; (b) in the case of stock options that are not intended to comply with Code Section 422 and other stock rights, twelve (12) months following the Benefits Date, or (c) the expiration date stated in the Executive’s grant notice (such right hereinafter referred to as the “Acceleration”); and

2.2 As of the Benefits Date, the Executive shall be entitled to receive a lump sum payment in the amount of one and one-half (1.5) times the Executive’s then-current annual base salary (such payment being hereinafter referred to as the “Cash Payment”). The parties intend that the Cash Payment be distributed to the Executive within forty-five (45) days after the Benefits Date (the “Designated Date of Distribution”). However, if for any reason the Cash Payment has not been distributed to the Executive by the Designated Date of Distribution, then the Company shall pay the Cash Payment to the Executive no later than the later of: (1) the December 31st of the calendar year of the Designated Date of Distribution, or (2) as soon as administratively practicable after the Designated Date of Distribution.

The Acceleration and the Cash Payment shall hereinafter be collectively referred to as the “Change of Control Benefits.”

3. Tax Matters.

3.1 Golden Parachute Excise Tax. If all or any part of the Change of Control Benefits would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Change of Control Benefits shall be reduced to the Reduced Amount. The “Reduced Amount” shall be whichever of the following which would provide the largest after-tax benefit to the Executive between (y) the largest portion of the Change of Control Benefits that would result in no portion of the Change of Control Benefits being subject to the Excise Tax; and (z) the largest portion, up to and including the total, of the Change of Control Benefits, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Change of Control Benefits notwithstanding that all or some portion of the Change of Control Benefits may be subject to the Excise Tax. In the event that the Change of Control Benefits is to be reduced, then unless the Executive elects in writing a different order for cancellation or for reduction of the Change of Control Benefits, first the Acceleration (if applicable) shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards, and if thereafter the Change of Control Benefits must be further reduced, then the amount of the Cash Payment shall be reduced.

3.2 Code Section 409A. The Change of Control Benefits are intended to be exempt from Code Section 409A. However, if Code Section 409A is deemed to be applicable to any of the Change of Control Benefits granted to the Executive hereunder and the Executive is a “specified employee” within the meaning of Code Section 409A, then distribution of the Change of Control Benefits shall not begin until six (6) months following the Executive’s separation from service to the extent necessary to avoid the imposition of the additional penalty tax under Code Section 409A (the “Deferral Period”). In the case of any installment payments to be made pursuant to this Agreement and that are subject to Code Section 409A, the first payment shall be made after the expiration of the Deferral Period and shall include all installment payments that otherwise would have been made during the Deferral Period. In the event that any dividends are awarded on the Executive’s Stock that would have been issued to the Executive but for applicability of Code Section 409A, the Executive shall be entitled to receive, upon the expiration of the Deferral Period, a cash payment equal to the amount of the dividend payment to which he would otherwise have been entitled to receive on the Executive’s Stock but for the Deferral Period. It is intended by the parties hereto that the penalties proscribed under Code Section 409A not be applicable to any of the Change of Control Benefits given to the Executive hereunder.

3.3 Section 83(b) Election. If as a result of exercising any option to purchase Executive’s Shares hereunder, an Executive receives shares of Company stock that are subject to a “substantial risk of forfeiture” and that are not “transferable” as those terms are defined for purposes of Section 83(b) of the Code, then such Executive may elect under Section 83(b) to include in his gross income, for the taxable year in which said shares of Company stock are transferable to him, the excess of the fair market value of such shares at the time of the transfer (determined without regard to any restriction other than the one which by its terms will never lapse), over the amount paid for such shares. If the Executive makes the Section 83(b) election as described above, the Executive shall (a) make the election in a manner that is satisfactory to the Board; (b) provide the Company with a copy of such election; and (c) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election.

3.4 Other Tax Matters. The parties hereto acknowledge and agree that, other than as specifically provided in this Agreement or any other written agreement executed by the parties hereto, the Company has no obligation to reimburse the Executive for any out-of-pocket expenses, taxes, penalties or other costs related to payments made to the Executive under this Agreement. All payments of compensation due to the Executive by the Company shall be subject to applicable federal and state income tax withholding and payroll taxes (e.g. FICA, FUTA, and Medicare tax).

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform all calculations required for determining the amount and timing of payments to be made to the Executive pursuant to this Agreement, and the Company shall bear all expenses related thereto. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make such required determinations.

The accounting firm engaged to make any determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Corporation and the Executive within fifteen (15) calendar days after the date of the Executive’s termination of employment, or at such other time as may be requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to payments made by the Company hereunder, either before or after the application of the Reduced Amount, then such accounting firm shall furnish the Company and the Executive an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to payments made by the Company hereunder. Any good faith determination of the accounting firm made hereunder shall be deemed by the Company and the Executive to be final, binding and conclusive.

4. No Additional Rights. This Agreement and the provisions herein shall not be construed to be a grant to or modification of any right of the Executive to continued employment with the Company or its successor. Such right, if any, shall be governed by a separate employment agreement between the Executive and the Company.

5. Successors. This Agreement shall inure to the benefit of the Executive and shall be binding on the successors of the Company, including but not limited to any successors or assigns of the Company following a Change of Control.

6. Complete Agreement and Modification of this Agreement. This Agreement represents the sole agreement of the parties regarding the subject matter of this Agreement and supersedes any prior or contemporaneous verbal or written agreements, promises or representations regarding the subject matter hereof. This Agreement may not be modified except by a written instrument signed by both parties.

7. Costs of Enforcement. In the event either party initiates action to enforce its rights hereunder, the substantially prevailing party shall recover from the substantially non-prevailing party its reasonable expenses, court costs and reasonable attorneys’ and paralegals’ fees, whether suit be brought or not. As used herein, expenses, court costs and attorneys’ and paralegals’ fees include expenses, court costs and attorneys’ and paralegals’ fees incurred in any appellate or bankruptcy proceeding. Expenses incurred in enforcing this paragraph shall be covered by this paragraph. For this purpose, the court shall be and is requested to award actual costs and attorneys’ and paralegals’ fees incurred by the substantially prevailing party, it being the intention of the parties that the substantially prevailing party be completely reimbursed for all such costs and fees. The parties request that inquiry by the court as to the fees and costs be limited to a review of whether the fees charged and hourly rates for such fees are consistent with the fees and hourly rates routinely charged by the attorneys and paralegals for the prevailing party.

8. Jurisdiction and Governing Law. The sole and exclusive jurisdiction and venue in any action to interpret or enforce the terms of this Agreement shall be in the state and federal courts of competent jurisdiction in and for Orange County, Florida. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to any conflicts of laws principles.

9. Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided, however, this clause shall not by itself authorize any assignment which may be prohibited by the terms and conditions of this Agreement.

10. No Third Party Beneficiaries. The parties intend that this Agreement is solely for their benefit and no person not a party hereto shall have any rights or privileges under this Agreement whatsoever either as the third party beneficiary or otherwise.

11. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY FOR ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING BUT NOT LIMITED TO THE CONSTITUTION OF THE UNITED STATES, THE CONSTITUTION OF ANY STATE, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

This Change of Control Agreement is made and entered into as of the day and year first above written.

“Company”

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ Robert Ripp
Name:	Robert Ripp
Title:	Chairman of the Board

“Executive”

/s/ Kenneth Brizel
Kenneth Brizel